Exhibit 99.1


        AMERIGROUP Corporation Earns $0.81 Per Share in Second Quarter
                     on 16 Percent Increase in Net Income

          Membership Increased 10 Percent Compared to the Prior Year

                    Full-Year Earnings Guidance Increased

    VIRGINIA BEACH, Va., July 28 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the second quarter of 2004 increased 16 percent to $20,846,000 or $0.81 per diluted share, compared with $17,977,000, or $0.82 per diluted share for the second quarter of 2003. For the six months ended June 30, 2004, net income increased 24 percent to $39,284,000, or $1.53 per diluted share, compared with $31,671,000, or $1.45 per diluted share for the six months ended June 30, 2003. Earnings per diluted share in 2004 reflects our public offering of 3.2 million shares completed in October 2003.
    Total revenues for the second quarter of 2004 increased 11 percent to $438,135,000, compared with $394,024,000 for the second quarter of 2003. For the six months ended June 30, 2004, revenues totaled $862,430,000, up approximately 10 percent from $785,274,000 for the six months ended June 30, 2003 reflecting 7.2 percent same-store premium revenue growth.
    Membership increased 10 percent, or 83,000 members, to 902,000 at June 30, 2004, as compared with 819,000 members at June 30, 2003. Sequentially, membership increased 35,000 from the first quarter 2004.

    Highlights for the second quarter include:

    * Weighted-average rate increases from states in the latter half of the year are expected to be at the high end of our 3 to 5 percent range;
    *  Health benefits ratio of 81.3 percent of premium revenues;
    * Selling, general and administrative expenses of 10.0 percent of total revenues;
    *  Days in claims payable within the expected range at 60 days;
    *  Unregulated cash and investments of $242,343,000; and
    *  Return on average equity over 19 percent.

    "Our continuing focus on improving both quality and access to care has once again served us well," said Jeffrey L. McWaters, chairman and chief executive officer. "Solid second quarter earnings coupled with better visibility into the last half of this year, due to rate increases, now enable us to anticipate improved full-year EPS. I am proud of our associates and the outstanding relationships they have built with our state partners and the communities that we serve together."

    Health Benefits
    Health benefits were 81.3 percent of premium revenues for the second quarter of 2004 versus 79.2 percent in the second quarter of 2003.

    Selling, General and Administrative Expenses
    Selling, general and administrative expenses were 10.0 percent of total revenues for the second quarter of 2004 versus 11.9 percent in the second quarter of 2003.

    Balance Sheet and Cash Flow Highlights
    Cash and investments at June 30, 2004, totaled approximately $577,396,000, the majority of which is regulated by state requirements. The unregulated portion at June 30, 2004, was $242,343,000. Operating cash flow totaled $18,785,000 for the first six months of 2004, compared to $15,152,000 for the same period in the prior year. The number of days in claims payable at the end of the second quarter was 60, consistent with AMERIGROUP's targeted range.

    Outlook
    Updated 2004 full-year expectations are as follows:

    * Earnings per diluted share increase from previous guidance of $3.09 to $3.14 to the range of $3.21 to $3.25, reflecting net income growth of over 24 percent and without giving effect to any potential acquisitions;
    *  Same-store premium revenue growth of 10.0 to 12.0 percent;
    * Weighted-average rate increases expected at the high end of the 3 to 5 percent range;
    * Health benefits ratio less than or equal to 81.0 percent of premium revenues;
    * Selling, general and administrative expenses are expected to be at the low end of our range of 10.5 to 11.0 percent of total revenues; and
    *  Fully diluted shares outstanding of approximately 26.0 million.

    AMERIGROUP senior management will discuss the Company's second quarter results on a conference call, Thursday, July 29th, at 9:30 a.m. Eastern Time. The conference can be accessed by dialing 1-800-838-4403. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Thursday, July 29th, until 11:59 p.m. Eastern Time on Thursday, August 5th. To access the recording, dial 1-800-428-6051 and enter passcode 363157. A live webcast of the call also will be available through the investors' page on the AMERIGROUP Web site at http://www.amerigroupcorp.com, or through CCBN at http://www.companyboardroom.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health-care company focused on serving people who receive healthcare benefits through publicly sponsored programs including Medicaid, State Children's Health Insurance Program and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Illinois, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company's Web site at http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including statements related to expected 2004 performance such as membership, revenues, same-store premium revenues, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of acquisitions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.
    Investors should also refer to our Form 10-K for the year ended December
31, 2003 filed with the Securities and Exchange Commission on    March 9,
2004, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.



                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED INCOME STATEMENTS
                (Dollars in thousands, except per share data)


                                  Three months ended       Six months ended
                                       June 30,                June 30,
                                   2004        2003        2004        2003
    Revenues:
      Premium                    $435,918    $392,331    $858,253    $781,893
      Investment income             2,217       1,693       4,177       3,381
        Total revenues            438,135     394,024     862,430     785,274
    Expenses:
      Health benefits             354,415     310,536     696,662     627,834
      Selling, general and
       administrative              43,728      46,945      89,215      91,015
      Depreciation and
       amortization                 5,266       5,732      10,890      11,494
      Interest                        194         546         375       1,096
        Total expenses            403,603     363,759     797,142     731,439
        Income before
         income taxes              34,532      30,265      65,288      53,835
    Income tax expense             13,686      12,288      26,004      22,164
        Net income                $20,846     $17,977     $39,284     $31,671

      Weighted average number
       of common shares and
       dilutive potential
       common shares
       outstanding             25,791,480  21,909,649  25,710,472  21,770,714

      Diluted net income
       per share                    $0.81       $0.82       $1.53       $1.45



    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.


                                         Three months ended   Six months ended
                                               June 30,           June 30,
                                            2004     2003     2004     2003

    Premium revenue                         99.5 %   99.6 %   99.5 %   99.6 %
    Investment income                        0.5      0.4      0.5      0.4
    Total revenues                         100.0 %  100.0 %  100.0 %  100.0 %
    Health benefits(1)                      81.3 %   79.2 %   81.2 %   80.3 %
    Selling, general and
     administrative expenses                10.0 %   11.9 %   10.3 %   11.6 %
    Income before income taxes               7.9 %    7.7 %    7.6 %    6.9 %
    Net income                               4.8 %    4.6 %    4.6 %    4.0 %

    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.



    The following table sets forth the approximate number of members served in each of our service areas as of June 30, 2004 and 2003.

                                                           June 30,
                  Market                            2004              2003

    Texas                                          356,000           321,000
    Florida                                        240,000           199,000
    Maryland                                       127,000           127,000
    New Jersey                                     106,000           104,000
    District of Columbia                            38,000            37,000
    Illinois                                        35,000            31,000
      Total                                        902,000           819,000



    The following table sets forth the approximate number of members in each of the products we offer as of June 30, 2004 and 2003.

                                                           June 30,
          Product                                   2004              2003

    AMERICAID (Medicaid--TANF)                     616,000           535,000
    AMERIKIDS (SCHIP)                              195,000           195,000
    AMERIPLUS (Medicaid--SSI)                       76,000            68,000
    AMERIFAM (FamilyCare)                           15,000            21,000
      Total                                        902,000           819,000



                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    June 30,     December 31,
                                                      2004           2003
                                                        (in thousands)
                         Assets
    Current assets:
      Cash and cash equivalents                     $296,332       $407,220
      Short-term investments                          53,265          8,750
      Premium receivables                             37,819         38,259
      Deferred income taxes                            8,232         10,164
      Prepaid expenses and other current assets       15,538         15,995
        Total current assets                         411,186        480,388

    Property, equipment and software, net             43,211         42,158
    Goodwill and other intangible assets, net        142,251        144,398
    Long-term investments, including
     investments on deposit for licensure            227,799        154,479
    Other long-term assets                             5,256          4,598
                                                    $829,703       $826,021

          Liabilities and Stockholders' Equity
    Current liabilities:
      Claims payable                                $232,918       $239,532
      Unearned revenue                                28,818         54,324
      Accounts payable                                 4,207          5,523
      Accrued expenses, capital leases
       and other current liabilities                  43,117         53,431
        Total current liabilities                    309,060        352,810

    Deferred income taxes, capital leases
     and other long-term liabilities                   9,665         11,497
        Total liabilities                            318,725        364,307

    Stockholders' equity:
      Common stock, $.01 par value                       249            244
      Additional paid-in capital                     341,669        331,751
      Retained earnings                              169,060        129,719
        Total stockholders' equity                   510,978        461,714
                                                    $829,703       $826,021



                   AMERIGROUP CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       Six months ended
                                                            June 30,
                                                     2004              2003

    Cash flows from operating activities:
      Net income                                   $39,284           $31,671
      Adjustments to reconcile net income
       to net cash provided by
       operating activities:
        Depreciation and amortization               10,890            11,494
        Loss on disposal or abandonment of
         property, equipment and software              945               -
        Deferred tax expense                         1,103             1,231
        Amortization of deferred compensation           57               180
        Tax benefit related to
         option exercises                            3,385               925
        Changes in assets and
         liabilities increasing (decreasing)
         cash flows from operations:
          Premium receivables                          440             1,889
          Prepaid expenses and
           other current assets                        457              (939)
          Other assets                                (974)             (918)
          Claims payable                            (6,614)            3,707
          Unearned revenue                         (25,506)          (23,449)
          Accounts payable, accrued expenses
           and other current liabilities            (5,469)          (11,769)
          Other long-term liabilities                  787             1,130
            Net cash provided by
             operating activities                   18,785            15,152

    Cash flows from investing activities:
      (Purchase of) proceeds from sale of
        investments, net                          (115,715)            9,076
      Purchase of investments on
       deposit for licensure, net                   (2,120)           (3,954)
      Purchase of property, equipment
       and software                                (10,473)           (6,406)
      Purchase of contract rights and
       related assets, net of adjustments               48            (8,209)
      Cash acquired through
       Florida acquisition                             -              27,483
            Net cash (used in) provided by
             investing activities                 (128,260)           17,990

    Cash flows from financing activities:
      Payment of capital lease obligations          (2,636)           (1,942)
      Repayment of borrowings under
       credit facility                                 -             (11,000)
      Proceeds from exercise of stock options,
       change in bank overdrafts and other, net      1,223             4,159
            Net cash used in
             financing activities                   (1,413)           (8,783)
    Net (decrease) increase in cash
     and cash equivalents                         (110,888)           24,359
    Cash and cash equivalents at
     beginning of period                           407,220           207,996
    Cash and cash equivalents at
     end of period                                $296,332          $232,355


    CONTACT: Julie Loftus Trudell, Vice President, Investor Relations, of AMERIGROUP Corporation, +1-757-321-3535.

SOURCE  AMERIGROUP Corporation
    -0-                             07/28/2004
    /CONTACT: Julie Loftus Trudell, Vice President, Investor Relations, of AMERIGROUP Corporation, +1-757-321-3535/
    /Web site:  http://www.amerigroupcorp.com/
    (AGP)

CO:  AMERIGROUP Corporation
ST:  Virginia
IN:  HEA MTC
SU:  ERN ERP CCA